Exhibit 10.6

Eidos Therapeutics, Inc.

Non-Employee Director Compensation Policy

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Eidos Therapeutics, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

I.	Cash Retainers

(a)	Annual Retainer for Board Membership: $35,000 for general availability and participation in meetings and conference calls of our Board of Directors.

(b)	Additional Annual Retainer for Non-Executive Chairman of the Board of Directors: $25,000

(c)	Additional Annual Retainers for Committee Membership:

Audit Committee Chairperson:	$15,000

Audit Committee non-Chairperson member:	$7,500

Compensation Committee Chairperson:	$15,000

Compensation Committee non-Chairperson member:	$7,500

Nominating and Corporate Governance Committee Chairperson:	$15,000

Nominating and Corporate Governance Committee non-Chairperson member:	$7,500

No additional compensation for attending individual committee meetings.

All cash retainers will be paid quarterly, in arrears, or upon the earlier resignation or removal of the Outside Director. Cash retainers owing to Outsider Directors shall be annualized, meaning that with respect to non-employee directors who join the Board of Directors during the calendar year, such amounts shall be pro-rated based on the number of calendar days served by such director.

II.	Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

(a) Value. For purposes of this Policy, “Value” means with respect to (i) any award of stock options the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718; and (ii) any award of restricted stock and restricted stock units the product of (A) the closing market price on The Nasdaq Global Market (or such other market on which the Company’s common stock is then principally listed) of one share of the Company’s common stock on the grant date, and (B) the aggregate number of shares pursuant to such award.

(b) Revisions. The Compensation Committee in its discretion may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.

(c) Sale Event Acceleration. In the event of a Sale Event (as defined in the Company’s 2018 Stock Option and Incentive Plan (the “2018 Plan”)), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested and exercisable.

(d) Initial Grant. Upon initial election to the Board of Directors, each new Outside Director will receive an initial, one-time grant of a non-statutory stock option (the “Initial Grant”) to purchase 36,000 shares of the Company’s commons stock with an exercise price per share equal to the closing price of a share of the Company’s common stock on the date of grant and a term of ten years, that vests annually over three years; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. If any Initial Grant to an Outside Directors is to become effective as of the date of the Company’s initial public offering, it shall have an exercise price per share equal to the per share “price to the public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s initial public offering. This Initial Grant applies to Outside Directors who are first elected to the Board of Directors effective as of or subsequent to the Company’s initial public offering.

(e) Annual Grant. On the date of the Company’s Annual Meeting of Stockholders, each Outside Director who will continue as a member of the Board of Directors following such Annual Meeting of Stockholders will receive a grant of a non-statutory stock option on the date of such Annual Meeting (the “Annual Grant”) to purchase 18,000 shares of the Company’s common stock with an exercise price per share equal to the closing price of a share of the Company’s common stock on the date of grant and a term of ten years, that vests in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next Annual Meeting of Stockholders; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. If a new Outside Director joins our Board of Directors on a date other than the date of the Company’s Annual Meeting of Stockholders, then such Outside Director will be granted a pro-rata portion of the Annual Grant based on the time between such Outside Director’s appointment and the next Annual Meeting of Stockholders, on the first eligible grant date following such Outside Director’s appointment to our Board of Directors.

III.	Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any Committee thereof.

IV.	Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any Outside Director in a calendar year period shall not exceed $1,250,000 (or such other limit as may be set forth in Section 3(b) of the 2018 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with ASC 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Date Policy Approved: May 22, 2018